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      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2003
                         Commission file number 0-31739

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SHELRON GROUP INC.

                        Formerly TTTTickets Holding Corp.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE                                       04-2968425
---------------------------------             ---------------------------------
(STATE OR OTHER JURISDICTION OF               I.R.S. EMPLOYER IDENTIFICATION NO.
INCORPORATION OR ORGANIZATION)

                     7 Tfuzot Israel, Givataim, Israel 53583

               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

                  TECHNICAL AND MARKETING CONSULTING AGREEMENT
                  ============================================
                            (FULL TITLE OF THE PLAN)




                         CALCULATION OF REGISTRATION FEE
---------------------  ---------------------- ------------------  --------------------  ------------------
TITLE OF                     AMOUNT TO         PROPOSED MAXIMUM    PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE           REGISTERED(1)      OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                          SHARE(2)          PRICE(2)
---------------------  ---------------------- ------------------  --------------------  ------------------
Common  Stock, $.001
par value                   13,000,000             $.0025               32,500                $2.54
---------------------  ---------------------- ------------------  --------------------  ------------------

     (1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.
     (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Registrant's common stock on February 28,2003.

                                     PART I

ITEM 1. PLAN INFORMATION

The Registrant has agreements and/or arrangements with certain officers/directors, employees and consultants which provide for the issuance of shares of the Registrant's common stock for services to the Registrant in lieu of cash compensation. In consideration for the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations, if ever, in order to pay cash compensation to its officers/directors, employees and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance and registration of an aggregate of 7,000,000 shares to Stefan Semo, an engineer for the Registrant and Philip M. Fox, a marketing consultant for the registrant is being issued 6,000,000 shares pursuant to technical consulting and marketing consulting agreements, respectively attached hereto as Exhibits 10.77 and 10.78.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not applicable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration
Statement:

1. The registrant's Supplement To Proxy Statement Dated November 19, 2002 which contains updated financial information for the period ending September 30,2002 as filed with the Securities and Exchange Commission (the "Commission") on November 26, 2002.

2. The Registrant's Schedule 14A Proxy Statement dated November 19, 2002 as filed with the Commission on November 26, 2002

3. The Registrant's Quarterly Reports on Form 10-QSB for the period ended September 30, 2002 , June 30, 2002, and March 31, 2002 as filed with the Commission.

4. The Registrant's Current Report on Form 8-K dated September 15, 2002, as amended as filed with the Commission.

5. The description of the Registrant's Common Stock contained in the Registrant's Schedule 14A and registration statement on Form 8-A filed with the Commission.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby

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have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant has authority under the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such law. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

5.1     Opinion of Loeb & Loeb LLP

10.77   Technical Consulting Agreement with Stefan Semo

10.78   Marketing Consulting Agreement with Philip M. Fox

23.1    Consent of Loeb & Loeb LLP (contained in its opinion filed as Exhibit
        5.1 to this Registration Statement)

23.2    Consent of Goldstein Golub Kessler LLP

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

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1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such

                                       4
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director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Givatayim, Israel on this 5th day of March 2003.

                               SHELRON GROUP, INC.

                      By:      /s/  Eliron Yaron
                               --------------------------------
                               Eliron Yaron,  President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                         Date
/s/  Eliron Yaron
---------------------------
Eliron Yaron                    President and Director        March 5,  2003


                                       5
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                                  EXHIBIT INDEX



EXHIBIT        DESCRIPTION

5.1            Opinion of  Loeb & Loeb LLP

10.77          Technical Consulting Agreement with Stefan Semo

10.78          Marketing Consulting Agreement with Philip M. Fox

23.1           Consent of Loeb & Loeb LLP (contained in its opinion filed as
               Exhibit 5.1 to this Registration  Statement)

23.2           Consent of Goldstein Golub Kessler LLP


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